EXHIBIT 99.1

FreightCar America, Inc. Prepares for Profitable Growth in 2022 and Beyond

Company arranges backup financing with its financial partner to ensure flexibility for growth and working capital needs

CHICAGO, Jan. 06, 2022 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (Nasdaq: RAIL) (“FreightCar America” or the “Company”) today announced that it has entered into an amendment to its existing financing agreement with its current financial partner, providing the Company with an additional $15 million in liquidity in the form of a Delayed Draw Loan. The Company has the option to draw through January 31, 2023, subject to certain conditions.

“We are pleased to have reached the amended agreement, which provides us flexibility and confidence that we will be able to support our increasing working capital needs as we look forward to continued strength in railcar demand and expanding our production capabilities,” said Jim Meyer, President and Chief Executive Officer of FreightCar America.

Meyer concluded, “We continue to see positive indicators in the marketplace and expect improving industry demand fundamentals, benefiting from the strong efforts from our team and our new business structure. We are grateful to have a strong financial partner that is able to provide us with flexible capital solutions, supporting our journey to sustainable long-term growth.”

About FreightCar America

FreightCar America, Inc. is a diversified manufacturer of railroad freight cars, that also supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including open top hopper cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars, coal cars, and also specializes in the conversion of railcars for repurposed use. It is headquartered in Chicago, Illinois and has facilities in the following locations: Castaños, Mexico; Johnstown, Pennsylvania; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the potential financial and operational impacts of the COVID-19 pandemic; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

INVESTOR/MEDIA CONTACT	Lisa Fortuna or Stephen Poe RAIL@alpha-ir.com